EXHIBIT 4.1

EAGLE BROADBAND, INC.

2007 EMPLOYEE STOCK PURCHASE PLAN

1.

Purpose.  The purpose of the Plan is to provide employees of the Company with an opportunity to purchase common stock of the Company.

2.

Definitions.

(a)

“Business Day” shall mean any day on which there is trading on the market or exchange on which the Common Stock is then principally traded.

(b)

“Board” shall mean the Board of Directors of the Company.

(c)

“Committee” shall mean the Board, the Compensation Committee of the Board, or such other committee appointed by the Board to administer the Plan and to perform the functions set forth herein.

(d)

“Common Stock” shall mean shares of common stock, par value $0.001 per share, of the Company.

(e)

“Company” shall mean Eagle Broadband, Inc., a Texas corporation.

(f)

“Employee” shall mean any person, including an officer, who is regularly employed by the Company.

(g)

“Fair Market Value” per share as of a particular date shall be the closing sales price, as quoted by the National Association of Securities Dealers through the OTC Bulletin Board, for the date in question, or, if the Common Stock is listed on a national stock exchange, the officially quoted closing sales price on such exchange on the date in question, or (ii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

(h)

“Participant” shall mean an Employee who participates in the Plan.

(i)

“Plan” shall mean this Eagle Broadband, Inc. 2007 Employee Stock Purchase Plan, as may be amended from time to time.

3.

Eligibility and Participation.

(a)

Every Employee who is employed on a basis which customarily requires not less than 20 hours of service per calendar week is eligible to participate in the Plan.

(b)

An eligible Employee may become a Participant in the Plan by completing the enrollment forms prescribed by the Company authorizing the payroll deductions (as set forth in Section 5(d)) and providing the Participant’s DWAC instructions (as set forth in Section 5(e)), and filing such forms with the person designated by the Company.  No enrollment forms will be accepted from an individual who is not on the active payroll of the Company on the filing date, unless such individual is temporarily off the payroll by reason of illness, vacation, jury duty or other employer-approved absence.

4.

Stock Subject to Plan.

(a)

Common Stock.  The stock purchasable by Participants shall be the Company’s authorized but unissued or reacquired Common Stock.  In order to have shares available for sale under the Plan, the Company may repurchase shares of Common Stock on the open market, issue authorized but unissued stock or otherwise.  The maximum number of shares which may be sold to Participants throughout the entire duration of the Plan shall not exceed ten million (10,000,000) shares, subject to adjustment under subparagraph (b) below.

(b)

Changes in Capital Structure.  In the event any change is made to the Common Stock purchasable under the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend in excess of 10% at any single time, stock split, combination of shares, exchange of shares, changes in corporate structure or otherwise), then appropriate adjustments shall be made to the maximum number of shares purchasable under the Plan, the maximum number of shares purchasable under any right to purchase stock outstanding under the Plan, and the number of shares and price per share of stock subject to rights to purchase stock outstanding under the Plan.

5.

Purchase of Common Stock.

(a)

Purchase Periods.  Unless otherwise determined by the Company, a purchase period shall commence on the first day of each succeeding calendar month and shall terminate on the last day of each such month.  The first purchase period under the Plan will commence on June 1, 2007, and terminate on June 30, 2007.  The Company may, from time to time, establish purchase periods with differing commencement dates and durations.  No two purchase periods shall run concurrently.

(b)

Price per Share.  The purchase price per share shall be equal to 85% of the Fair Market Value of a share of Common Stock on the Business Day immediately preceding the commencement date of the relevant purchase period, rounded to the nearest ten thousandth of a cent.

(c)

Payment.  Payment of the purchase price for Common Stock under the Plan shall be effected by means of payroll deductions, which shall begin with the first pay period which occurs coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the last pay period which occurs on or prior to the last day of the purchase period.

(d)

Payroll Deductions.  A Participant shall, in accordance with rules adopted by the Company, authorize a payroll deduction of any whole dollar amount of such Participant’s compensation for each pay period, subject to a minimum payroll deduction of $100.00 per pay period.  A Participant may increase or decrease such payroll deduction (including a cessation of payroll deductions) at any time by filing a new authorization form with the Company, which change will take effect with the next purchase period.  For purposes of the Plan, any reference to contributions by payroll deduction is deemed to also include any other method of contribution determined by the Committee from time to time.

(e)

Delivery of Common Stock.  On the first Business Day of each purchase period, the Company will instruct the stock transfer agent to issue the shares of Common Stock due the Participant.  The number of shares issued will be equal to the Participant’s total payroll deduction for the relevant purchase period divided by the price per share as set forth in subsection (b) above, rounded to the nearest whole share.  Unless otherwise instructed by the Participant, the shares will be issued via DWAC (the automated system for deposits and withdrawals of securities from the Depository Trust Company), in accordance with the instructions provided by the Participant in the enrollment forms.

(f)

Registration.  The Common Stock issued under the Plan will be registered with the Securities and Exchange Commission for resale by the Participant.  In the event any shares of Common Stock issuable under the Plan are not registered or otherwise freely tradable by the Participant, the Company will not issue such shares to the Participant and no payroll deduction will be made from the Participant’s compensation.

6.

Termination of Employment.  If a Participant ceases to be an employee of the Company for any reason after the issuance of shares under Section 5(e), the purchase price for such shares not yet deducted from such Participant’s compensation will be deducted from such Participant’s final paycheck.

7.

Administration.  The Plan shall be administered by the Committee, and the Committee may select an administrator to whom its duties and responsibilities hereunder may be delegated.  The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable.  Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held and shall be binding on all parties.  The Company will pay all expenses incurred in the administration of the Plan.  No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

8.

Use of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

9.

Amendment or Termination.  The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall adversely affect rights and obligations with respect to rights to purchase Common Stock at the time outstanding under the Plan.

10.

Withholding.  Under Section 83(a) of the Internal Revenue Code of 1986, as amended, the difference between the Fair Market Value and the purchase price under Section 5(d) is considered gross income to the Participant.  Therefore, the Company may withhold any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with the purchase of Common Stock under the Plan for less than Fair Market Value.

11.

Effective Date.  The Plan was adopted by the Board on May 24, 2007.